Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

July 30, 2021

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

Ladies and Gentleman:

We have acted as counsel to Invitation Homes Inc., a Maryland corporation (“Invitation Homes”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by Invitation Homes, Invitation Homes Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), Invitation Homes OP GP LLC, a Delaware limited liability company (the “General Partner”), and IH Merger Sub, LLC, a Delaware limited liability company (“IH Merger Sub”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by Invitation Homes and the Operating Partnership, as applicable, of the offer and sale from time to time of (i) shares of common stock of Invitation Homes par value $0.01 per share (the “Common Stock”); (ii) shares of preferred stock of Invitation Homes par value $0.01 per share; (iii) depositary shares, which represent interests in a number of shares of Invitation Homes, or a fraction thereof, and may be represented by depositary receipts; (iv) warrants to purchase Common Stock or other securities; (v) purchase contracts for the purchase and sale of Common Stock or other securities; (vi) units consisting of two or more of the securities described in clauses (i) through (v) above; (vii) debt securities in one or more series of Invitation Homes and the Operating Partnership, a subsidiary of Invitation Homes (“Debt Securities”); and (viii) guarantees of Debt Securities of the Operating Partnership by Invitation Homes, the General Partner and IH Merger Sub.

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”) and the officer’s certificate, dated as of the date hereof, provided to us by Invitation Homes (the “Officer’s Certificate”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Invitation Homes and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have also assumed the accuracy of the representations contained in the Officer’s Certificate. These representations generally relate to the operation and classification of each of Invitation Homes, and, prior to the transactions completed on January 31, 2017, in connection with the initial public offering of Invitation Homes (the “Pre-IPO Transactions”), IH2 Property Holdings Inc. and Preeminent Holdings Inc., as a REIT for U.S. federal income tax purposes. References to Invitation Homes herein thus include references to IH2 Property Holdings Inc. for all periods prior to January 31, 2017. For purposes of rendering such opinion, we have also assumed that each of Invitation Homes, and, prior to the Pre-IPO Transactions, IH2 Property Holdings Inc. and Preeminent Holdings Inc., has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and its applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Officer’s Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein we are of the opinion that:

1.

Commencing with the taxable year ended December 31, 2013, Invitation Homes has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

2.

The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

The opinions set forth above are based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Future changes in the method of operation of Invitation Homes different from the proposed method of operation could likewise cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service (the “IRS”) or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court. Qualification of Invitation Homes as a REIT for U.S. federal income tax purposes will depend upon the satisfaction by Invitation Homes, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury Regulations. We do not undertake to monitor whether Invitation Homes will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2021, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the operations of Invitation Homes for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT for U.S. federal income tax purposes.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP